As filed with the Securities and Exchange Commission on May 16, 2011
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
Under The Securities Act of 1933

RESOURCE AMERICA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	72-0654145 (I.R.S. Employer Identification No.)

Navy Yard Corporate Center
One Crescent Drive, Suite 203
Philadelphia PA 19112

(Address of Principal Executive Offices Including Zip Code)

RESOURCE AMERICA, INC. AMENDED AND RESTATED
2005 OMNIBUS EQUITY COMPENSATION PLAN
(Full Title of the Plan)

Michael S. Yecies, Esquire
Resource America, Inc.
One Crescent Drive, Suite 203
Philadelphia PA 19112
 (215) 546-5005

(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller Reporting Company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share (3)	800,000	$6.105	$4,884,000	$567.03

(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also shall be deemed to cover an indeterminate number of additional shares of common stock issuable in the event the number of outstanding shares of common stock of the registrant is increased by split, reclassification, dividend or the like.

(2)
Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the NASDAQ Global Select Market on May 11, 2011, within five business days prior to filing.

(3)	Represents the number of common shares with respect to which stock units, options, or restricted shares may be granted under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement is being filed to register an additional 800,000 shares of common stock of Resource America, Inc. (the “Registrant”) that may be issued under the Resource America, Inc. Amended and Restated 2005 Omnibus Equity Compensation Plan. Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference the contents of the Registrant’s Registration Statements on Form S-8 (Nos. 333-126344 and 333-163729) as previously filed with the Securities and Exchange Commission on July 1, 2005 and December 15, 2009, respectively.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on this 16th day of May, 2011.

RESOURCE AMERICA, INC.

By:	/s/ Michael S. Yecies
Michael S. Yecies
Chief Legal Officer and Senior Vice President

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Edward E. Cohen, Jonathan Z. Cohen and Michael S. Yecies, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on May 16, 2011.

/s/ EDWARD E. COHEN	Chairman of the Board
EDWARD E. COHEN

/s/ JONATHAN Z. COHEN	Director, President and Chief Executive Officer
JONATHAN Z. COHEN	(principal executive officer)

/s/ THOMAS C. ELLIOTT	Chief Financial Officer and Senior Vice President
THOMAS C. ELLIOTT	(principal financial officer)

/s/ ARTHUR J. MILLER	Chief Accounting Officer and Vice President
ARTHUR J. MILLER	(principal accounting officer)

/s/ MICHAEL J. BRADLEY	Director
MICHAEL J. BRADLEY

/s/ CARLOS C. CAMPBELL	Director
CARLOS C. CAMPBELL

/s/ KENNETH A. KIND	Director
KENNETH A. KIND

/s/ HERSH KOZLOV	Director
HERSH KOZLOV

/s/ ANDREW M. LUBIN	Director
ANDREW M. LUBIN

/s/ JOHN S. WHITE	Director
JOHN S. WHITE

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EXHIBIT INDEX

Item 8.  Exhibits.

Exhibit Number	Description

4.1
Resource America, Inc. Amended and Restated 2005 Omnibus Equity Compensation Plan, amended and restated as of March 10, 2011.  Incorporated by reference to Exhibit A to the Registrant’s Proxy Statement for its Annual Meeting of Stockholders held March 10, 2011, filed on January 28, 2011.

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

4